UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                JANUARY 21, 2000

                         COMMISSION FILE NUMBER: 0-13368



                       FIRST MID-ILLINOIS BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)


                                    DELAWARE
        (State or other jurisdiction of incorporation or organization)

                                37-1103704
                     (I.R.S. employer identification No.)


       1515  CHARLESTON  AVENUE / PO BOX 499,  MATTOON,  ILLINOIS 61938
            (Address and Zip Code of Principal Executive Offices)


                              (217) 234-7454
             (Registrant's telephone number, including area code)

ITEM 5: OTHER EVENTS

     First Mid-Illinois Bancshares, Inc., today reported that its net income increased to $5,232,000 in 1999 ($2.29 per diluted share) as compared to $5,062,000 ($2.24 per diluted share) in 1998. William S. Rowland, chairman and chief executive officer, said that 1999 earnings were driven by growth in loans and deposits as well as a significant increase in revenues from trust, insurance and brokerage sales.

     Rowland added that loan totals increased to $388 million at the end of 1999 as compared to $349 million in 1998 and that deposits increased to $485 million in 1999 from $450 million in 1998.

     "We are especially pleased with the growth in revenue from financial services," Rowland said. "In total, trust, insurance and brokerage revenue amounted to $2.4 million in 1999, a 16 percent increase from 1998."

     Rowland noted several other accomplishments in 1999 including the implementation of a shareholder rights plan, designed to protect the value of the equity investments of First Mid-Illinois shareholders; the conversion of the company's convertible preferred stock into common shares; and the smooth transition from 1999 to 2000 without interruptions in customer service.

     "First Mid-Illinois has always prided itself in being a financial institution that knows how to serve the needs of its customers and its owners. Our 1999 growth and profitability demonstrate that our community- focused strategy has been both well-planned and well-executed," Rowland said.

     First Mid-Illinois Bancshares, Inc., is the parent company of First Mid-Illinois Bank & Trust, N.A., a full-service financial institution serving east-central Illinois through offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Deland and Urbana.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FIRST MID-ILLINOIS BANCSHARES, INC.



                                          By:  /S/ WILLIAM S. ROWLAND

                                                William S. Rowland
                                      President and Chief Executive Officer


Date: JANUARY 25, 2000